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                                                                    EXHIBIT 3(h)

                               FIRST AMENDMENT TO
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                   WEG GP LLC

      This First Amendment (this "Amendment") to Limited Liability Company Agreement (the "Agreement") of WEG GP LLC (the "Company"), a Delaware limited liability company, dated as of March 3, 2003, is adopted, executed and agreed to by Williams Energy Services, LLC, a Delaware Limited Liability Company, and Williams Natural Gas Liquids, Inc., a Delaware corporation, as the sole members ("Members") of the Company, pursuant to authority granted in Article XIII of the Agreement. Capitalized terms used but not defined herein are used as defined in the Agreement.

      WHEREAS, Section 13.05 of the Agreement provides that the Agreement may only be amended by a written instrument executed by the Members (except in the case of amendments to certain provisions contained in Article VII that must be approved by the Board and are otherwise subject to the restrictions on amendment contained in such Article); and

      WHEREAS, the Members deem it to be in the best interest of the Company to delete subsection (a) of Section 4.03 of the Agreement ("Section 4.03"), so as to eliminate from the Agreement any requirement that documents relating to a proposed disposition by a Member of its Membership Interest be submitted to, or approved by, Board prior to or in connection with any such disposition.

      NOW, THEREFORE, the Agreement is hereby amended as follows:

      1. The first paragraph of Section 4.03 is hereby amended and restated to read in its entirety as follows:

            "Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:"

      2. Subsection (a) of Section 4.03 is hereby amended and restated to read in its entirety as follows:

            "(a) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a member."

      3. Subsection (b) of Section 4.03 is hereby amended and restated to read in its entirety as follows:

            "(b) No Release. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition, except as

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      otherwise may be provided in any instrument or agreement pursuant to which a Disposition of Membership Interests is effected."

      4. Subsection (c) of Section 4.03 is hereby deleted in its entirety.

      5. Except as hereby amended, the Agreement shall remain in full force and effect.

      6. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

      7. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

                                              Williams Energy Services, LLC
                                              Member

                                              By: /s/ Alan S. Armstrong
                                                 -------------------------------
                                              Name: Alan S. Armstrong
                                              Title: Senior Vice President


                                              Williams Natural Gas Liquids, Inc.
                                              Member


                                              By: /s/ Alan S. Armstrong
                                                 -------------------------------
                                              Name: Alan S. Armstrong
                                              Title: Senior Vice President